                                                                    Exhibit 99.1


                            Numatics, Incorporated

                       Consolidated Financial Statements

                 Years ended December 31, 1999, 1998 and 1997



                                    Contents

Report of Independent Auditors................................  1

Audited Consolidated Financial Statements

Consolidated Balance Sheets...................................  2
Consolidated Statements of Operations.........................  4
Consolidated Statements of Stockholders' Equity (Deficiency)..  5
Consolidated Statements of Cash Flows.........................  6
Notes to Consolidated Financial Statements....................  7

                         Report of Independent Auditors


Board of Directors
Numatics, Incorporated

We have audited the accompanying consolidated balance sheets of Numatics, Incorporated and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numatics, Incorporated and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                             /s/ Ernst & Young LLP


March 3, 2000

                            Numatics, Incorporated

                          Consolidated Balance Sheets




                                                                                   December 31
                                                                               1999            1998
                                                                          ------------------------------
Assets
  Current assets:
    Cash and cash equivalents                                             $  1,552,063      $  1,121,142
    Trade receivables, less allowances of
      $43,000 in 1999 and $58,000 in 1998                                   23,964,195        21,607,221
    Inventories                                                             35,377,585        33,064,783
    Other current assets                                                     3,816,348         4,489,792
                                                                          ------------------------------
Total current assets                                                        64,710,191        60,282,938


Other assets:
  Goodwill, net of accumulated amortization                                  6,123,496         6,479,487
  Other intangible assets, net of accumulated
    amortization                                                             5,217,320         5,781,321
   Deferred income taxes                                                     2,609,032         2,000,730
   Investment in affiliates                                                  2,294,454         2,157,893
   Other                                                                       386,002           485,398
                                                                          ------------------------------
                                                                            16,630,304        16,904,829
                                                                          ------------------------------


Properties:
  Land                                                                       1,489,357         1,524,383
  Buildings and improvements                                                14,099,546        11,620,518
  Machinery and equipment                                                   48,190,493        45,928,301
                                                                          ------------------------------
                                                                            63,779,396        59,073,202
  Less accumulated depreciation                                            (30,567,303)      (27,049,324)
                                                                          ------------------------------
                                                                            33,212,093        32,023,878
                                                                          ------------------------------
                                                                          $114,552,588      $109,211,645
                                                                          ==============================

                                       1

                                                                                   December 31
                                                                             1999              1998
                                                                          ------------------------------
Liabilities and accumulated deficiency
Current liabilities:
   Accounts payable trade                                                 $ 10,370,630      $  8,498,737
   Accrued expenses                                                          4,568,094         5,379,770
   Compensation and employee benefits                                        4,614,723         4,976,152
   Income and single business tax                                              580,713           246,983
   Current portion of long-term debt                                         3,414,651         3,457,072
                                                                          ------------------------------
Total current liabilities                                                   23,548,811        22,558,714

Long-term debt, less current portion                                       158,977,572       156,917,908
Deferred retirement benefits                                                 5,173,025         4,202,480
Deferred income taxes                                                           63,594           269,399

Minority interest in subsidiaries (redeemable upon
   the happening of certain events outside the control the
   Company: $1,015,818 in 1999 and $1,285,640 in 1998)                         683,987           554,822

Accumulated deficiency:
   Common stock $.01 par value, 250,000 shares
     authorized; 21,276 shares outstanding
     and related additional paid in capital                                  4,602,151         4,602,151
   Accumulated deficiency                                                  (78,213,258)      (79,098,886)
   Equity adjustment from foreign currency translation                        (283,294)         (794,943)
                                                                          ------------------------------
                                                                           (73,894,401)      (75,291,678)
                                                                          ------------------------------
                                                                          $114,552,588      $109,211,645
                                                                          ==============================

See accompanying notes.

                            Numatics, Incorporated

                     Consolidated Statements of Operations

                                                              Year ended December 31
                                                      1999            1998             1997
                                                  ----------------------------------------------
Net sales                                         $140,120,460    $139,414,542      $147,097,265

Costs and expenses:
  Cost of products sold                             87,685,619      87,955,957        93,784,880
  Marketing, engineering, general and
    administrative                                  31,842,790      30,771,234        31,830,324
  Single business tax                                  391,693        (609,216)          945,450
                                                  ----------------------------------------------
Operating income                                    20,200,358      21,296,567        20,536,611

Other expenses:
  Interest and other financing expenses             16,061,893      15,926,521        17,020,961
  Other                                              1,732,388         236,455         1,348,059
                                                  ----------------------------------------------
  Income before income taxes and
    extraordinary item                               2,406,077       5,133,591         2,167,591
  Income taxes                                       1,520,449       2,282,713           903,768
                                                  ----------------------------------------------
  Income before extraordinary item                     885,628       2,850,878         1,263,823
  Extraordinary item-early extinguishment
    of debt, net of income taxes of $2,534,000               -      (4,918,000)                -
                                                  ----------------------------------------------
   Net income (loss)                              $    885,628    $ (2,067,122)     $  1,263,823
                                                  ==============================================

See accompanying notes.

                            Numatics, Incorporated

         Consolidated Statements of Stockholders' Equity (Deficiency)

                                               Class A Common Stock
                                              And Related Additional
                                             Paid in Capital $.01 par     Retained
                                             250,000 Shares Authorized    Earnings        Currency        Total
                                               Shares        Amount     (Deficiency)     Translation      Amount
                                             ---------------------------------------------------------------------
Balance, January 1, 1997                        20,000     $1,500,000   $(72,295,586)     $ (68,329)   $(70,863,915)
   Net income for 1997                                                     1,263,823                      1,263,823
   Equity adjustment from
      foreign currency translation                                                         (330,470)       (330,470)
                                                                                                       ------------
Comprehensive income for 1997                                                                               933,353
                                             ----------------------------------------------------------------------
Balance, December 31, 1997                      20,000      1,500,000    (71,031,763)      (398,799)    (69,930,562)
   Net loss for 1998                                                      (2,067,122)                    (2,067,122)
   Equity adjustment from
      foreign currency translation                                                         (396,144)       (396,144)
                                                                                                       ------------
Comprehensive loss for 1998                                                                              (2,463,266)
                                                                                                       ------------
   Redemption of warrant                         1,276      3,102,151                                     3,102,151
   Dividends                                                              (6,000,001)                    (6,000,001)
                                             ----------------------------------------------------------------------
Balance, December 31, 1998                      21,276      4,602,151    (79,098,886)      (794,943)    (75,291,678)
   Net income for 1999                                                       885,628                        885,628
   Equity adjustment from
      foreign currency translation                                                          511,649         511,649
                                                                                                       ------------
Comprehensive income for 1999                                                                             1,397,277
                                             ----------------------------------------------------------------------
Balance, December 31, 1999                      21,276     $4,602,151   $(78,213,258)     $(283,294)   $(73,894,401)
                                             ======================================================================

See accompanying notes.

                            Numatics, Incorporated

                     Consolidated Statements of Cash Flows

                                                                            Year ended December 31
                                                                   1999              1998              1997
                                                               ------------------------------------------------
Operating activities
Net income (loss)                                              $   885,628      $  (2,067,122)      $ 1,263,823
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
   Depreciation                                                  4,358,586          4,130,129         3,547,742
   Amortization                                                  1,085,516          1,319,083         1,452,065
   Deferred interest expense                                             -          2,059,894         7,313,204
   Extraordinary item-early extinguishment of debt                       -          4,918,000                 -
   Minority interest in subsidiary earnings                        129,164            206,377           103,218
   Deferred taxes                                                 (823,918)            56,992          (119,748)
   Deferred retirement benefits                                    970,544          1,000,040           738,205
   Unrealized foreign currency (gains) losses                    1,230,560           (227,776)        1,191,826
   Changes in operating assets and liabilities:
     Trade receivables                                          (2,409,608)           574,473        (2,200,958)
     Inventories                                                (2,899,892)        (4,962,350)       (3,653,789)
     Other current accounts                                       (937,132)        (1,162,181)         (833,655)
     Accounts payable and accrued expenses                       1,312,751          1,871,894         1,006,333
     Compensation and employee benefits                           (314,302)           295,247           600,539
     Taxes, other than income and single business tax              (60,318)          (327,270)          (33,337)
     Income and single business taxes                            1,766,856           (107,151)          671,640
                                                               ------------------------------------------------
Net cash provided by operating activities                        4,294,435          7,578,279        11,047,108

Investing activities
Capital expenditures                                            (6,406,979)        (6,605,293)       (7,880,756)
Other investments                                                    3,685           (308,001)           72,681
                                                               ------------------------------------------------
Net cash used in investing activities                           (6,403,294)        (6,913,294)       (7,808,075)

Financing activities
Proceeds from long-term borrowings                               3,036,846        153,721,799                 -
Debt repayments                                                   (608,522)      (138,471,530)       (4,915,021)
Debt issuance costs                                                 74,173         (5,195,248)                -
Extraordinary item (extinguishment of debt)                              -         (4,194,345)                -
Dividends paid                                                           -         (6,000,001)                -
Other                                                                    -                 13         1,600,603
                                                               ------------------------------------------------
Net cash provided by (used in) financing activities              2,502,497           (139,312)       (3,314,418)
Effect of exchange rate changes on cash                             37,283           (105,603)          (76,941)
                                                               ------------------------------------------------
Net increase (decrease) in cash and cash equivalents               430,921            420,070          (152,326)
Cash and cash equivalents at beginning of year                   1,121,142            701,072           853,398
                                                               ------------------------------------------------
Cash and cash equivalents at end of year                       $ 1,552,063      $   1,121,142       $   701,072
                                                               ================================================

See accompanying notes.

                            Numatics, Incorporated

                  Notes to Consolidated Financial Statements

                               December 31, 1999

1.  Significant Accounting Policies

Nature of the Business

The Company develops and manufactures pneumatic components for automated machinery used in various industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Numatics, Incorporated, its wholly owned subsidiaries and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts, transactions and profits.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells its products principally to domestic and international distributors. Management performs ongoing evaluations of its accounts receivable, and credit losses have been minimal and within management's expectations.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by use of the first-in, first-out method.

                            Numatics, Incorporated

1.  Significant Accounting Policies (continued)

Properties and Depreciation

Properties are stated on the basis of cost. Properties are depreciated over their estimated useful lives ranging from three to forty years, principally by the straight-line method. Expenditures for repairs and maintenance which do not extend the life of the asset are expensed as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred taxes are provided for the differences between financial statement and income tax accounting.

Environmental Liabilities

The Company recognizes estimated environmental liabilities when a loss is probable. Such liabilities are generally not subject to insurance coverage. The Company's environmental liabilities were not material as of December 31, 1999 and 1998.

Revenue Recognition

The Company recognizes revenue when goods are shipped to the customer.

Fair Value of Financial Instruments

At December 31, 1999, the carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, debt and investments approximate fair value.

Currency Translation

Exchange adjustments related to international currency translation are presented in the Consolidated Statements of Operations. Translation adjustments of international subsidiaries are presented in the consolidated financial statements as a component of accumulated comprehensive income.

                            Numatics, Incorporated

2.  Long-Term Debt and Warrant

The Company's long-term debt consisted of the following:

                                                                                 December 31
                                                                           1999                1998
                                                                       --------------------------------
Senior subordinated notes due in 2008 bearing interest at 9.625%       $115,000,000        $115,000,000
Term loans payable in U.S. dollars in minimum quarterly
 installments of $625,000 plus interest at LIBOR plus 3.25%
 (9.43375% at December 31, 1999), due in 2004                            15,301,499          18,539,957
Term loans payable in U.S. dollars in minimum quarterly
 installments of $37,500 plus interest at LIBOR plus 3.5% (9.68375%
 at December 31, 1999), due in 2005                                      14,396,533          15,079,487
Revolving notes payable to banks, due in 2004                            14,168,360           8,049,199
Williamston County Tennessee Industrial Revenue Bond                      2,500,000           2,500,000
Other                                                                     1,025,831           1,206,337
                                                                       --------------------------------
                                                                        162,392,223         160,374,980
Less current maturities                                                   3,414,651           3,457,072
                                                                       --------------------------------
                                                                       $158,977,572        $156,917,908
                                                                       ================================

In 1998, Numatics, Inc. issued $115,000,000 of senior subordinated notes due in 2008 and replaced its existing credit agreements with banks. In connection with the issuance of those subordinated notes and new credit agreements, the Company recognized as extraordinary items $2,150,000, net of taxes, for the write-off of deferred financing costs, $1,591,000, net of taxes, for the amortization of the previous unamortized discount on its previous senior subordinated note and $1,177,000, net of taxes, for prepayment penalties associated with the previous debt agreement.

                            Numatics, Incorporated

2.  Long-Term Debt and Warrant (continued)

The Company entered into credit agreements with banks in 1998 that included two term loans payable in U.S. dollars and a revolving note payable. Amounts due under the credit agreements are senior to amounts due under the senior subordinated note due in 2008. The credit agreements provide for the calculation of interest based on LIBOR plus a variable rate. The variable rate is subject to change based on a periodic recalculation of funded debt to earnings before interest, taxes, depreciation and amortization. The revolving loan portion of the agreement defines a formula for a borrowing base and establishes maximum borrowing amounts ($32,000,000 in the U.S. and $3,000,000 in Germany). The credit agreements contain various covenants including requirements for minimum earning levels, leverage ratios and cash flow ratios, and certain dividend restrictions. The Company was in compliance with all of these debt covenants as of December 31, 1999.

The Company has pledged substantially all of its tangible and intangible assets as collateral for the debt outstanding.

Minimum contractual maturities of long-term liabilities for the years following 1999 are as follows: 2000--$3,415,000; 2001--$3,810,000; 2002--$4,324,000; 2003-
-$4,858,000; thereafter--$145,986,000. In addition, the Company is required to make a payment on the term loans in an amount equal to 50% of excess cash flow, as defined in the agreements.

Interest paid approximated $16,062,000 in 1999, $17,973,000 in 1998 (which includes $7,452,000 from the write off of deferred financing fees, amortization of unamortized discount on the previous senior subordinated debt and prepayment penalties associated with the previous debt agreement) and $9,606,000 in 1997.

In connection with the issuance of the Company's previous senior subordinated note in 1995, the Company issued an exercisable warrant, redeemable at the option of the holder at a price computed at a multiple of earnings as defined in the warrant agreement, with rights to purchase 1,276.60 shares of Class A common stock for $0.01 per share. The warrant was exercised in 1998.

                            Numatics, Incorporated

3.  Goodwill and Other Intangible Assets

Intangible assets at December 31 were comprised of the following:


                                                                 Amortization
                                                                    Period
                                       1999           1998          (years)
                                     ----------------------------------------

     Product drawings                $ 1,090,000   $ 1,090,000        15
     Numasize software                 1,021,000     1,021,000        10
     Deferred financing cost           6,025,178     5,962,915      5 to 10
     Goodwill                          8,714,667     8,426,163        25
                                     -------------------------
                                      16,850,845    16,500,078
     Less accumulated amortization     5,510,029     4,239,270
                                     -------------------------
                                     $11,340,816   $12,260,808
                                     =========================

The Company periodically evaluates intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related undiscounted cash flows and, if appropriate, revalues the asset based on its fair value.

4.  Income Taxes

The components of income before income taxes and extraordinary item consisted of the following:

                                         1999           1998         1997
                                     ----------------------------------------

     Domestic                        $ 2,811,000    $ 3,266,000   $ 1,747,000
     International                      (405,000)     1,868,000       421,000
                                     ----------------------------------------
                                     $ 2,406,000    $ 5,134,000   $ 2,168,000
                                     ========================================

                            Numatics, Incorporated

4.  Income Taxes (continued)

Significant components of the provision for income taxes are as follows:

                                          1999           1998           1997
                                      -----------------------------------------
     Current:
      Federal                         $ 1,702,000    $ 1,074,000    $ 1,091,000
      Foreign                             632,000        739,000        888,000
                                      -----------------------------------------
                                        2,334,000      1,813,000      1,979,000

     Deferred (credit):
      Federal                            (608,000)       289,000       (429,000)
      Foreign                            (206,000)       181,000       (646,000)
                                      -----------------------------------------
                                         (814,000)       470,000     (1,075,000)
                                      -----------------------------------------
                                      $ 1,520,000    $ 2,283,000    $   904,000
                                      =========================================

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense is:

                                           1999          1998          1997
                                      -----------------------------------------

     Income taxes at U.S. statutory
      rate                            $   818,000    $ 1,745,000    $   737,000
     International rate differences       167,000         94,000       (291,000)
     Other                                535,000        444,000        458,000
                                      -----------------------------------------
                                      $ 1,520,000    $ 2,283,000    $   904,000
                                      =========================================

                            Numatics, Incorporated

4.  Income Taxes (continued)

No provision for U.S. federal income taxes has been made on the undistributed earnings of the Canadian subsidiary for which earnings are considered permanently invested ($5,445,000 at December 31, 1999, $4,474,000 at December 31, 1998, and $3,884,000 at December 31, 1997).

Significant components of the Company's deferred tax assets and liabilities as of December 31 were as follows:

                                                    1999          1998
                                                 ------------------------
     Deferred tax assets:
       Intangible amortization                   $1,264,000    $1,932,000
       Deferred compensation                      2,066,000     1,956,000
       Inventory                                     21,000       269,000
       Other deferred assets                         62,000       464,000
       Net operating loss carryforward            1,636,000       871,000
                                                 ------------------------
                                                  5,049,000     5,492,000

     Valuation allowance                           (118,000)     (465,000)
                                                 ------------------------
                                                  4,931,000     5,027,000

     Deferred tax liabilities:
       Depreciation                               2,159,000     2,289,000
       Other deferred liabilities                   172,000       390,000
       Foreign currency exchange gains               55,000       617,000
                                                 ------------------------
     Total deferred tax liabilities               2,386,000     3,296,000
                                                 ------------------------
     Net deferred tax assets                     $2,545,000    $1,731,000
                                                 ========================

The following table summarizes the Company's total provision for income taxes:

                                          1999         1998           1997
                                      -----------------------------------------
     Income tax expense before
      extraordinary item              $ 1,520,449   $ 2,282,713     $   903,768
     Income tax benefit on
      extraordinary item                       -     (2,534,000)              -
                                      -----------------------------------------
                                      $ 1,520,449   $  (251,287)    $   903,768
                                      =========================================

Income taxes paid approximated $1,640,000 in 1999, $500,000 in 1998, and $315,000 in 1997.

                            Numatics, Incorporated

4.  Income Taxes (continued)

The Company's net operating loss carryforwards primarily exist in its German subsidiaries and have no expiration date.

5.  Employee Benefit Plans

The Company has noncontributory defined benefit pension plans covering substantially all United States hourly employees and employees of its Canadian subsidiary. Benefits of the plans are based on years of service. The Company's funding policy is consistent with the funding requirements of laws and regulations.

The Company also provides postretirement benefits for certain domestic retirees covered under Company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund benefit costs as they are provided, with retirees paying a portion of the costs.

Components of net periodic benefit cost are:

                                                           Pension Benefits         Postretirement Benefits
                                                          1999         1998         1999              1998
                                                      -------------------------------------------------------
Service cost                                          $  162,478   $  208,778    $  234,080        $  216,741
Interest cost                                            545,870      517,926       662,295           631,317
Expected return on assets                               (621,765)    (595,512)           --                --
Amortization of unrecognized transition obligation            --           --       265,789           265,789
Amortization of unrecognized prior service cost           62,437       62,437        72,456            72,456
Amortization of unrecognized net gain                         --      (13,946)           --                --
                                                      -------------------------------------------------------
Net period benefit cost                               $  149,020   $  179,683    $1,234,620        $1,186,303
                                                      =======================================================

                            Numatics, Incorporated

5.  Employee Benefit Plans (continued)

Changes in benefit obligation are:

                                                    Pension Benefits           Postretirement Benefits
                                                   1999          1998            1999           1998
                                               --------------------------------------------------------
Benefit obligation at beginning of year        $ 6,967,589   $ 6,492,321     $ 8,208,262    $ 7,512,805
Service cost                                       162,478       208,778         234,080        216,741
Interest cost                                      545,870       517,926         662,295        631,317
Actuarial (gain)/loss                                6,042       110,894         131,425        305,889
Benefits paid                                     (258,601)     (362,330)       (458,740)      (458,490)
                                               --------------------------------------------------------
Benefit obligation at end of year              $ 7,423,378   $ 6,967,589     $ 8,777,322    $ 8,208,262
                                               ========================================================

Changes in plan assets are:

                                                    Pension Benefits           Postretirement Benefits
                                                   1999          1998            1999           1998
                                               --------------------------------------------------------
Fair value of assets at beginning of year      $ 7,038,601   $ 6,676,144     $         -    $         -
Actual return on assets                            532,217       473,178               -              -
Contributions                                      119,601       251,609               -              -
Benefits paid                                     (258,601)     (362,330)              -              -
                                               --------------------------------------------------------
Fair value of assets at end of year            $ 7,431,818   $ 7,038,601     $         -    $         -
                                               ========================================================

Funded status of the plans are:

                                                    Pension Benefits           Postretirement Benefits
                                                   1999          1998            1999           1998
                                               --------------------------------------------------------
Funded status as of end of year                $     8,440   $    71,012     $(8,777,322)   $(8,208,262)
Unrecognized transition                                  -             -       3,986,841      4,252,630
Unrecognized prior service cost                    454,933       517,370         792,675        865,131
Unrecognized net (gain)/loss                      (583,053)     (678,643)        525,021        393,596
                                               --------------------------------------------------------
Accrued benefit cost                           $  (119,680)  $   (90,261)    $(3,472,785)   $(2,696,905)
                                               ========================================================

                            Numatics, Incorporated

5. Employee Benefit Plans (continued)

The discount rate used in determining the present value of the accumulated postretirement and pension benefit obligation was 8% in 1999 and 1998. The expected long-term rate of return on pension assets was 9% in 1999 and 1998. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.67% declining by .45% per year to an ultimate rate of 6% in 2004. If the assumed healthcare cost trend rate was increased 1% in all future years, the accumulated postretirement benefit obligation would increase by $754,850 and the related expense would increase by $80,674. If the assumed healthcare cost trend rate was decreased 1% in all future years, the accumulated postretirement benefit obligation would decrease by $638,111 and the related expense would decrease by $67,049.

The Company has a noncontributory defined contribution pension plan covering all United States salaried employees. The Company also has a contributory 401(k) Plan, whereby the Company matches certain employee contributions. Contributions to the defined contribution plan are based on compensation. Total defined contribution expense was $545,000, $680,000 and $620,000 for 1999, 1998 and
1997, respectively.

                            Numatics, Incorporated

6. Segment and Geographic Information

The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements. It also established standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-makers. The Company reports it segments based on geographic area. The operating segments' accounting policies are consistent with those described in Note 1.

Financial information, summarized by geographic area, is as follows:

                                      1999           1998            1997
                                ------------------------------------------------
Net sales:
  North America                    $ 118,849,473  $  113,868,485  $  119,577,505
  International                       21,270,987      25,546,057      27,519,760
                                ------------------------------------------------
                                   $ 140,120,460  $  139,414,542  $  147,097,265
                                ================================================

                                       1999            1998            1997
                                ------------------------------------------------
Depreciation and amortization:
  North America                    $   4,863,316  $    4,772,884  $    3,761,459
  International                          580,786         676,328       1,238,348
                                ------------------------------------------------
                                   $   5,444,102  $    5,449,212  $    4,999,807
                                ================================================

                                       1999             1998            1997
                                ------------------------------------------------
Operating Income:
  North America                    $  20,946,152  $    20,375,126 $   20,490,870
  International                         (745,794)         921,441         45,741
                                ------------------------------------------------
                                   $ $20,200,358  $    21,296,567 $   20,536,611
                                ================================================

                                       1999            1998
                                ---------------------------------
Long-lived Assets
  North America                    $  30,010,983  $    28,517,323
  International                        3,587,112        3,991,953
                                ---------------------------------
                                   $  33,598,095  $    32,509,276
                                =================================

                            Numatics, Incorporated

7. Guarantor and Non-Guarantor Subsidiaries

The $115 million of 9-5/8% senior subordinated notes issued by Numatics, Inc. in 1998 are guaranteed by the Company's United States subsidiaries in which it owns 100% of the voting stock. Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes.

The following supplemental consolidating condensed financial statements present:

     1. Consolidating condensed balance sheets as of December 31, 1999 and 1998, consolidating condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 and consolidating condensed statements of cash flows for the years ended December 31, 1999, 1998 and 1997.

     2. Numatics, Incorporated (the Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Parent's foreign subsidiaries).

     3. Elimination entries necessary to consolidate the parent and all of its subsidiaries.

Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

                            Numatics, Incorporated

7. Guarantor and Non-Guarantor Subsidiaries (continued)

                                 Balance Sheet

                               December 31, 1999

                                                Guarantor    Non-Guarantor
                                   Parent      Subsidiaries  Subsidiaries   Eliminations   Consolidated
                              -------------------------------------------------------------------------
Trade receivables               $ 12,880,427     $2,837,294    $ 8,246,474                 $ 23,964,195
Inventories                       19,558,547      4,752,589     12,404,449  $ (1,338,000)    35,377,585
Other                              3,237,081        620,917      1,510,413             -      5,368,411
                              -------------------------------------------------------------------------
Total current assets              35,676,055      8,210,800     22,161,336    (1,338,000)    64,710,191

Goodwill, net of
  accumulated amortization         1,429,281              -      3,123,842     1,570,373      6,123,496

Other                             19,611,630         40,172        178,188    (9,323,182)    10,506,808

Intercompany amounts              25,530,618        466,158      4,234,758   (30,231,534)             -

Property, plant and
  equipment, net of
  accumulated depreciation        27,343,326        959,693      4,909,074             -     33,212,093
                              -------------------------------------------------------------------------
                                $109,590,910     $9,676,823    $34,607,198  $(39,322,343)  $114,552,588
                              =========================================================================

Accounts payable and accrued
 expenses                       $ 10,313,402     $1,287,689    $ 3,337,633  $          -   $ 14,938,724

Compensation and employee
  benefits                         3,355,734        155,599      1,063,629             -      4,574,962
Current portion of
  long-term debt                   2,843,227              -        571,424             -      3,414,651
Other                                108,793         82,449        429,232             -        620,474
                              -------------------------------------------------------------------------
Total current liabilities         16,621,156      1,525,737      5,401,918                   23,548,811

Long-term debt less current
 portion                         152,003,109        354,414      6,620,049             -    158,977,572


Other                              5,173,025              -         63,595       683,986      5,920,606

Intercompany amounts               9,460,130      4,628,788     16,142,616   (30,231,534)             -

Accumulated deficiency           (73,666,510)     3,167,884      6,379,020    (9,774,795)   (73,894,401)
                              -------------------------------------------------------------------------
                                $109,590,910     $9,676,823    $34,607,198  $(39,322,343)  $114,552,588
                              =========================================================================

                            Numatics, Incorporated

7.  Guarantor and Non-Guarantor Subsidiaries (continued)

                                 Balance Sheet

                               December 31, 1998

                                                          Guarantor    Non-Guarantor
                                             Parent      Subsidiaries  Subsidiaries   Eliminations   Consolidated
                                          -----------------------------------------------------------------------
Trade receivables                         $ 11,050,466     $2,531,514    $ 8,025,241                 $ 21,607,221
Inventories                                 17,459,136      4,255,940     12,422,707  $ (1,073,000)    33,064,783
Other                                        2,739,585        266,581      1,496,130             -      4,502,296
                                          -----------------------------------------------------------------------
Total current assets                        31,249,187      7,054,035     21,944,078    (1,073,000)    59,174,300

Goodwill, net of
     accumulated amortization                1,519,533              -      3,594,597     1,365,357      6,479,487

Other                                       19,674,487         41,707        154,660    (8,057,979)    11,812,875

Intercompany amounts                        24,534,213        326,447      4,648,545   (29,509,205)             -

Property, plant and
     equipment, net of
     accumulated depreciation               26,239,969        827,492      4,956,417             -     32,023,878
                                          -----------------------------------------------------------------------
                                          $103,217,389     $8,249,681    $35,298,297  $(37,274,827)  $109,490,540
                                          =======================================================================

Accounts payable and accrued expenses     $  8,915,518     $1,431,386    $ 3,531,603  $              $ 13,878,507
Compensation and employee benefits           3,897,935        111,927        866,211             -      4,876,073
Current portion of
     long-term debt                          2,955,049              -        502,023             -      3,457,072
Other                                          498,788         39,344         87,825             -        625,957
                                          -----------------------------------------------------------------------
Total current liabilities                   16,267,290      1,582,657      4,987,662                   22,837,609

Long-term debt less current portion        149,328,788              -      7,589,120             -    156,917,908

Other                                        4,202,480              -        269,399       554,822      5,026,701

Intercompany amounts                         8,353,841      4,398,682     16,756,682   (29,509,205)             -

Accumulated deficiency                     (74,935,010)     2,268,342      5,695,434    (8,320,444)   (75,291,678)
                                          -----------------------------------------------------------------------
                                          $103,217,389     $8,249,681    $35,298,297  $(37,274,827)  $109,490,540
                                          =======================================================================

                            Numatics, Incorporated

7.  Guarantor and Non-Guarantor Subsidiaries (continued)

                                  Statement of Operations

                                Year ended December 31, 1999

                                     Guarantor    Non-Guarantor
                        Parent      Subsidiaries   Subsidiaries   Eliminations   Consolidated
                      -----------------------------------------------------------------------
Net sales             $ 99,872,108  $ 19,195,666   $ 48,159,686   $(27,107,000)  $140,120,460
Costs and expenses      82,434,596    17,535,906     46,571,632    (26,622,032)   119,920,102
                      -----------------------------------------------------------------------
Operating income        17,437,512     1,659,760      1,588,054       (484,968)    20,200,358
Interest and other      16,271,424       761,215      2,152,926        129,165     19,314,730
                      -----------------------------------------------------------------------
Net income (loss)     $  1,166,088  $    898,545   $   (564,872)  $   (614,133)  $    885,628
                      =======================================================================

                                  Statement of Operations

                               Year ended December 31, 1998

                                     Guarantor    Non-Guarantor
                        Parent      Subsidiaries   Subsidiaries   Eliminations   Consolidated
                      -----------------------------------------------------------------------
Net sales             $ 97,078,969  $ 17,143,371   $ 50,749,202   $(25,557,000)  $139,414,542
Costs and expenses      79,775,555    15,478,431     48,064,301    (25,200,312)   118,117,975
                      -----------------------------------------------------------------------
Operating income        17,303,414     1,664,940      2,684,901       (356,688)    21,296,567
Interest and other      20,842,115       578,609      1,736,588        206,377     23,363,689
                      -----------------------------------------------------------------------
Net income (loss)     $ (3,538,701) $  1,086,331   $    948,313   $   (563,065)  $ (2,067,122)
                      =======================================================================

                                  Statement of Operations

                                Year ended December 31, 1997

                                     Guarantor    Non-Guarantor
                        Parent      Subsidiaries   Subsidiaries   Eliminations   Consolidated
                      -----------------------------------------------------------------------
Net sales             $104,177,704  $ 13,826,800   $ 52,979,761   $(23,887,000)  $147,097,265
Costs and expenses      86,526,823    13,270,334     50,511,809    (23,748,312)   126,560,654
                      -----------------------------------------------------------------------
Operating income        17,650,881       556,466      2,467,952       (138,688)    20,536,611
Interest and other      16,896,743       179,675      2,093,152        103,218     19,272,788
                      -----------------------------------------------------------------------
Net income            $    754,138  $    376,791   $    374,800   $   (241,906)  $  1,263,823
                      =======================================================================

                            Numatics, Incorporated

7.  Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                         Year ended December 31, 1997

                                                            Guarantor    Non-Guarantor
                                               Parent      Subsidiaries   Subsidiaries   Eliminations    Consolidated
                                             ------------------------------------------------------------------------
Net cash provided by operating activities    $ 3,762,337      $ 618,628       $ (86,530)             -    $ 4,294,435

Cash flows from investing activities:
Capital expenditures                          (5,136,096)      (336,334)       (934,549)             -     (6,406,979)
Other investments                                (24,771)         1,534          26,922              -          3,685
                                             ------------------------------------------------------------------------
Net cash used in investing activities         (5,160,867)      (334,800)       (907,627)             -     (6,403,294)

Cash flows from financing activities:
Debt repayments                                2,562,499        (73,602)        (60,573)             -      2,428,324
Debt issuance costs                                    -              -          74,173              -         74,173
Other                                                  -              -         726,467       (689,184)        37,283
                                             ------------------------------------------------------------------------
Net cash used in financing activities          2,562,499        (73,602)        740,067       (689,184)     2,539,780
Intercompany accounts                         (1,159,217)       190,397         279,636        689,184              -
                                             ------------------------------------------------------------------------
Net increase in cash                               4,752        400,623          25,546              -        430,921
Cash and cash equivalents, at
 beginning of year                               111,492         68,647         941,003              -      1,121,142
                                             ------------------------------------------------------------------------
Cash and cash equivalents, at
 end of year                                 $   116,244      $ 469,270       $ 966,549              -    $ 1,552,063
                                             ========================================================================

                            Numatics, Incorporated

7.  Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                         Year ended December 31, 1998

                                                              Guarantor    Non-Guarantor
                                                 Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                                              ------------------------------------------------------------------------
Net cash provided by operating activities     $ 7,934,705     $ (763,635)      $ 407,209   $               $ 7,578,279
                                                                                           -
Cash flows from investing activities:
Capital expenditures                           (5,386,891)      (304,467)       (913,935)             -     (6,605,293)
Other investments                                (179,429)      (137,864)          9,292              -       (308,001)
                                              ------------------------------------------------------------------------
Net cash used in investing activities          (5,566,320)      (442,331)       (904,643)             -     (6,913,294)

Cash flows from financing activities:
Debt repayments                                 5,422,639              -         438,032              -      5,860,671
Other                                          (5,999,988)             -          70,309       (175,907)    (6,105,586)
                                              ------------------------------------------------------------------------
Net cash used in financing activities            (577,349)             -         508,341       (175,907)      (244,915)
Intercompany accounts                          (1,848,856)     1,172,137         500,812        175,907              -
                                              ------------------------------------------------------------------------
Net increase (decrease) in cash                   (57,820)       (33,829)        511,719              -        420,070
Cash and cash equivalents, at
 beginning of year                                169,311        102,480         429,281              -        701,072
                                              ------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                                  $   111,491     $   68,651       $ 941,000   $          -    $ 1,121,142
                                              ========================================================================

                            Numatics, Incorporated

7.  Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                         Year ended December 31, 1997

                                                               Guarantor    Non-Guarantor
                                                  Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                                               ------------------------------------------------------------------------
Net cash provided by operating activities      $11,270,566      $(419,388)     $  195,930   $               $11,047,108

Cash flows from investing activities:
Capital expenditures                            (6,701,675)      (320,413)       (858,668)             -     (7,880,756)
Other investments                                   72,681        (25,673)         25,673              -         72,681
                                               ------------------------------------------------------------------------
Net cash used in investing activities           (6,628,994)      (346,086)       (832,995)             -     (7,808,075)

Cash flows from financing activities:
Debt repayments                                 (4,198,225)             -        (716,796)             -     (4,915,021)
Other                                            1,600,603              -         (43,602)       (33,339)     1,523,662
                                               ------------------------------------------------------------------------
Net cash used in financing activities           (2,597,622)             -        (760,398)       (33,339)    (3,391,359)
Intercompany accounts                           (2,043,822)       679,595       1,330,888         33,339              -
                                               ------------------------------------------------------------------------
Net increase (decrease) in cash                        128        (85,879)        (66,575)             -       (152,326)
Cash and cash equivalents, at
 beginning of year                                 169,183        188,359         495,856              -        853,398
                                               ------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                                   $   169,311      $ 102,480      $  429,281   $          -    $   701,072
                                               ========================================================================

                            Numatics, Incorporated

8.  Quarterly Financial Data (Unaudited)

1999                   1st Qtr.    2nd Qtr.     3rd Qtr.      4th Qtr.      Total
                     ----------------------------------------------------------------
Net sales            $34,367,875  $34,076,759  $35,249,776  $36,426,050  $140,120,460
Gross profit          12,645,188   13,379,646   13,071,641   13,338,366    52,434,841
Net income (loss)    $  (272,441) $   333,288  $   977,852  $  (153,071) $    885,628

1998                   1st Qtr.    2nd Qtr.     3rd Qtr.      4th Qtr.       Total
                     ----------------------------------------------------------------

Net sales            $37,822,637  $35,391,579  $33,891,066  $32,309,260  $139,414,542
Gross profit          14,339,823   13,186,686   12,628,503   11,303,573    51,458,585
Income before
 extraordinary item    1,402,219    1,027,294      933,812     (512,447)    2,850,878
Extraordinary item    (4,918,000)           -            -            -    (4,918,000)
Net income (loss)     (3,515,781)   1,027,294      933,812     (512,447)   (2,067,122)